EXHIBIT 99.1

00

COLUMBIA BANKING SYSTEM, INC. REPORTS THIRD QUARTER 2026 RESULTS
$220 million	$229 million	$0.78	$0.82
Net income	Operating net income[1]	Earnings per common share - diluted	Operating earnings per common share - diluted[1]
0

CEO Commentary
"Our third quarter performance demonstrates the benefits of consistent execution and active balance sheet management," said Clint Stein, Chairman, CEO & President. "By remaining focused on relationship-driven growth, prudent loan and deposit pricing, and operational discipline, we continued to improve our profitability while maintaining strong credit quality and returning excess capital. Over the past year, we returned over $1 billion to our shareholders through dividends and share repurchases, completing our existing buyback authorization in the process. Our Board of Directors has authorized a new $1.2 billion share repurchase program, reflecting confidence in our long-term strategy and our outlook for continued excess capital generation. We remain focused on growing our franchise in ways that strengthen customer relationships, enhance the quality of our balance sheet, and support attractive long-term returns for our shareholders."

Clint Stein, Chairman, CEO & President of Columbia Banking System, Inc.

3Q26 HIGHLIGHTS (COMPARED TO 2Q26)

Net Interest Income and NIM	•Net interest income increased by $26 million from the prior quarter, due to higher income on loans and investment securities and lower funding costs.
•Net interest margin was 4.11%, up 18 basis points from the prior quarter, due to higher yields on loans and investment securities and a favorable funding mix shift, as growth in customer deposits was used to pay down wholesale funding sources.

Non-Interest Income and Expense
•Non-interest income decreased by $8 million. Excluding the impact of fair value and hedges,[1] non-interest income decreased by $4 million, due primarily to $3 million of death benefit proceeds recorded during the second quarter related to a single policy that did not recur in the third quarter.

•Non-interest expense decreased by $5 million, due to lower merger expense.

Credit Quality	•Net charge-offs were 0.24% of average loans and leases (annualized), compared to 0.25% for the prior quarter.
•Provision expense was $33 million, compared to $27 million for the prior quarter.
•Non-performing assets to total assets ratio was 0.39%, compared to 0.42% as of June 30, 2026.

Capital	•Estimated total risk-based capital ratio of 13.8% and estimated common equity tier 1 risk-based capital ratio of 11.5%.
•Declared a quarterly cash dividend of $0.37 per common share on August 14, 2026, which was paid September 14, 2026.
•Repurchased $199 million of common stock, completing our previously announced repurchase plan.

Notable Items	•Our second customer deposit campaign of 2026, which began in June and ended in mid-August, brought over $700 million in new deposits to the bank.
•Our Board of Directors authorized the repurchase of up to $1.2 billion of common stock under a new repurchase plan, which has no expiration date.

3Q26 KEY FINANCIAL DATA

PERFORMANCE METRICS	3Q26	2Q26	3Q25
Return on average assets	1.34%	1.27%	0.67%
Return on average common equity	11.78%	10.99%	6.19%
Return on average tangible common equity[1]	16.43%	15.29%	8.58%
Operating return on average assets[1]	1.40%	1.33%	1.42%
Operating return on average common equity[1]	12.27%	11.46%	13.15%
Operating return on average tangible common equity[1]	17.11%	15.95%	18.24%
Net interest margin	4.11%	3.93%	3.84%
Efficiency ratio	53.08%	55.15%	67.29%
Operating efficiency ratio, as adjusted [1]	51.34%	52.92%	52.32%

INCOME STATEMENT ($ in millions, excl. per share data)	3Q26	2Q26	3Q25
Net interest income	$615	$589	$505
Provision for credit losses	$33	$27	$70
Non-interest income	$80	$88	$77
Non-interest expense	$370	$375	$393
Pre-provision net revenue[1]	$325	$302	$189
Operating pre-provision net revenue[1]	$337	$314	$270
Earnings per common share - diluted	$0.78	$0.73	$0.40
Operating earnings per common share - diluted[1]	$0.82	$0.76	$0.85
Dividends paid per share	$0.37	$0.37	$0.36

BALANCE SHEET ($ in millions, excl. per share data)	3Q26	2Q26	3Q25
Total assets	$65,135	$65,380	$67,496
Loans and leases	$46,915	$47,166	$48,462
Deposits	$52,740	$52,056	$55,771
Book value per common share	$25.62	$26.70	$26.04
Tangible book value per common share[1]	$18.10	$19.22	$18.57
Investor Contact
Jacquelynne "Jacque" Bohlen, SVP/Director of Investor Relations, 503-727-4100, jacquebohlen@columbiabank.com
1 "Non-GAAP" financial measure. See GAAP to Non-GAAP Reconciliation for additional information.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Organizational Update
During the third quarter, Columbia Banking System, Inc. ("Columbia," the "Company," "we," or "our") opened two depository locations in Utah: a branch in Draper and a financial hub in Pleasant Grove. These openings support our continued organic expansion in key markets, while the closure of four branches reflects our ongoing efforts to optimize our physical presence.

Capital Update and Share Repurchase Authorization Announcement
In September 2026, Columbia Bank, the wholly-owned subsidiary of Columbia, issued $250 million in aggregate principal amount of subordinated notes due in 2036. The notes bear interest at a fixed annual rate of 6.721% for the first five years, after which they will reset to the Five-Year U.S. Treasury Rate plus 195 basis points. The Company intends to use a portion of the proceeds to redeem approximately $240 million in aggregate principal amount of the Company's junior subordinated debentures associated with certain trust preferred securities structures, with redemptions expected to occur during the fourth quarter of 2026 and early 2027.

During the third quarter, Columbia completed its previously announced share repurchase plan, buying back 23.3 million common shares at an average price of $29.88 between November 2025 and September 30, 2026, representing 7.8% of outstanding common shares as of September 30, 2025. As such, Columbia's Board of Directors has authorized the repurchase of up to $1.2 billion of common stock under a new repurchase plan. COLB common share repurchases may be executed in the open market or through privately negotiated transactions, including under Rule 10b5-1 plans. The timing and exact amount of common share repurchases will be at the discretion of senior management and subject to various factors, including, without limitation, Columbia’s capital position, financial performance, market conditions, and regulatory considerations. The repurchase program does not obligate Columbia to purchase any particular number of shares. The authorization has no expiration date, but may be suspended, terminated, or modified by the Board at any time.

Net Interest Income and Net Interest Margin
Net interest income was $615 million for the third quarter of 2026, up $26 million from the second quarter of 2026, due to higher income on loans and investment securities and lower funding costs. Net interest income also benefited from $5 million of interest income related to the accelerated repayment of two acquired loans. In comparison, second quarter results included $4 million of interest income reversals that did not recur in the current quarter.

Columbia's net interest margin was 4.11% for the third quarter of 2026, up 18 basis points from the second quarter of 2026. The increase between periods reflects higher yields on loans and leases, driven by a continued shift in the portfolio mix toward higher-yielding relationship loans and repricing trends within the portfolio. Favorable funding mix trends also contributed to the increase, as customer deposits replaced higher-cost wholesale funding sources. Higher yields on taxable securities further benefited net interest margin, as the adverse impact of changes in prepayment speed expectations experienced during the second quarter did not recur in the third quarter. Third quarter net interest margin benefited by 3 basis points from the accelerated loan repayments discussed above. In comparison, interest income reversals reduced second quarter net interest margin by 3 basis points.

The cost of interest-bearing deposits decreased 1 basis point from the prior quarter to 1.95% for the third quarter of 2026, compared to 1.96% for the second quarter of 2026. The decrease during the third quarter reflects our active management of deposit rates and a lower mix of higher-cost brokered and wholesale public deposits. The cost of interest-bearing deposits was 1.96% for both the month of September and as of September 30, 2026.

Columbia's cost of interest-bearing liabilities decreased 1 basis point from the prior quarter to 2.20% for the third quarter of 2026, compared to 2.21% for the second quarter of 2026. The cost of interest-bearing liabilities was 2.21% for the month of September and 2.23% as of September 30, 2026. Refer to the Q3 2026 Earnings Presentation for additional net interest margin change details and interest rate sensitivity information.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Non-interest Income
Non-interest income was $80 million for the third quarter of 2026, down $8 million from the prior quarter. Quarterly changes in fair value adjustments and mortgage servicing rights ("MSR") hedging activity, which reflect interest rate fluctuations during the quarter, collectively resulted in a net fair value loss of $7 million for the third quarter, compared to a net fair value loss of $3 million for the second quarter, as detailed in our non-GAAP disclosures. Excluding these items, non-interest income was $87 million2 for the third quarter of 2026, down $4 million from the prior quarter, due primarily to $3 million of death benefit proceeds recorded in other income during the second quarter related to a single policy that did not recur in the third quarter.

Non-interest Expense
Non-interest expense was $370 million for the third quarter of 2026, down $5 million from the prior quarter, due to lower merger expense. Excluding merger and restructuring expense and exit and disposal costs, as detailed in our non-GAAP disclosures, non-interest expense was $365 million2, down $1 million from the prior quarter, due primarily to lower benefits expense, partially offset by an increase in other miscellaneous expenses. Refer to the Q3 2026 Earnings Presentation for additional expense details.

Balance Sheet
Total consolidated assets were $65.1 billion as of September 30, 2026, compared to $65.4 billion as of June 30, 2026. The decrease reflects balance sheet optimization activity. Cash and cash equivalents were $1.7 billion as of September 30, 2026, compared to $1.8 billion as of June 30, 2026. Including secured off-balance sheet lines of credit, total available liquidity was $26.0 billion as of September 30, 2026, representing 40% of total assets, 49% of total deposits, and 121% of uninsured deposits. Available-for-sale securities, which are held on balance sheet at fair value, were $10.9 billion as of September 30, 2026, compared to $11.1 billion as of June 30, 2026. The decrease reflects a decline in the fair value of the portfolio and paydowns, which were not fully offset by the purchase of $639 million of investment securities. Refer to the Q3 2026 Earnings Presentation for additional details related to our investment securities portfolio and liquidity position.

Gross loans and leases were $46.9 billion as of September 30, 2026, compared to $47.2 billion as of June 30, 2026. The decrease reflects continued expected runoff in below-market-rate transactional loans and lower commercial real estate balances, as elevated payoffs and competitive pricing pressures muted growth. Construction & development balances expanded during the quarter, and commercial loans, inclusive of owner-occupied commercial real estate, increased by 3% on an annualized basis relative to June 30, 2026, partially offsetting contraction in other portfolios. "Our bankers continued to deepen customer relationships and generate new business opportunities during the third quarter," commented Chris Merrywell, President of Columbia Bank. "Commercial loan growth remained healthy, supported by strong customer engagement across our markets. While transactional loan payoffs moderated overall growth, we continued to grow in the ways we intend, increasing the proportion of relationship-based commercial loans within our portfolio." Refer to the Q3 2026 Earnings Presentation for additional details related to our loan portfolio, which include underwriting characteristics, the composition of our commercial portfolios, and disclosure related to transactional loans.

Total deposits were $52.7 billion as of September 30, 2026, compared to $52.1 billion as of June 30, 2026. The increase reflects strong customer balance growth, partially offset by intentional reductions in brokered deposits and wholesale public deposits, which declined to $622 million and $773 million, respectively, as of September 30, 2026, compared to $978 million and $928 million, respectively, as of June 30, 2026. "Deposit growth during the third quarter benefited from seasonal customer balance growth and new customer acquisition," stated Mr. Merrywell. "Our teams remain focused on understanding our customers' needs and delivering tailored solutions that create value beyond pricing, reinforcing the customer relationships that differentiate our franchise in an evolving interest rate environment." Customer deposit growth and other sources of cash enabled us to reduce borrowings to $3.3 billion as of September 30, 2026, compared to $4.3 billion as of June 30, 2026. Refer to the Q3 2026 Earnings Presentation for additional details related to deposit characteristics and flows.

Credit Quality
The allowance for credit losses ("ACL") was $480 million, or 1.02% of loans and leases, as of September 30, 2026, compared to $475 million, or 1.01% of loans and leases, as of June 30, 2026. The provision for credit losses was $33 million for the third quarter of 2026 and reflects loan portfolio runoff, credit migration trends, charge-off activity, and changes in the economic forecasts used in credit models.

2 "Non-GAAP" financial measure. See GAAP to Non-GAAP Reconciliation for additional information.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Net charge-offs were 0.24% of average loans and leases (annualized) for the third quarter of 2026, compared to 0.25% for the second quarter of 2026. Net charge-offs in the FinPac portfolio were $11 million for the third quarter, compared to $15 million for the second quarter. Net charge-offs excluding the FinPac portfolio were $17 million for the third quarter, compared to $15 million for the second quarter. Non-performing assets were $255 million, or 0.39% of total assets, as of September 30, 2026, compared to $273 million, or 0.42% of total assets, as of June 30, 2026. Refer to the Q3 2026 Earnings Presentation for additional details related to the allowance for credit losses and other credit trends.

Capital
Columbia's book value per common share was $25.62 as of September 30, 2026, compared to $26.70 as of June 30, 2026. During the third quarter, Columbia repurchased 6.5 million common shares under its prior repurchase plan at an average price of $30.65, representing 2.3% of outstanding common shares. Book value also was impacted by the change in accumulated other comprehensive (loss) income ("AOCI") to $(708) million as of September 30, 2026, compared to $(310) million as of the prior quarter-end. The change in AOCI is due primarily to an increase in the tax-effected net unrealized loss on available-for-sale securities to $663 million as of September 30, 2026, compared to $275 million as of June 30, 2026. Tangible book value per common share3 was $18.10 as of September 30, 2026, compared to $19.22 as of June 30, 2026.

Columbia's estimated total risk-based capital ratio was 13.8% and its estimated common equity tier 1 risk-based capital ratio was 11.5% as of September 30, 2026, compared to 13.5% and 11.7%, respectively, as of June 30, 2026. Columbia remains above current “well-capitalized” regulatory minimums. The regulatory capital ratios as of September 30, 2026 are estimates, pending completion and filing of Columbia's regulatory reports.

Earnings Presentation and Conference Call Information
Columbia's Q3 2026 Earnings Presentation provides additional disclosure. A copy will be available on our investor relations page: www.columbiabankingsystem.com.

Columbia will host its third quarter 2026 earnings conference call on October 22, 2026 at 2:00 p.m. PT (5:00 p.m. ET). During the call, Columbia's management will provide an update on recent activities and discuss its third quarter 2026 financial results. Participants may join the audiocast or register for the call using the link below to receive dial-in details and their own unique PINs. It is recommended you join 10 minutes prior to the start time.

Join the audiocast: https://edge.media-server.com/mmc/p/ock9xnut/
Register for the call: https://register-conf.media-server.com/register/BI681367d8eaa3452084f342f40e7ffe6c
Access the replay through Columbia's investor relations page: https://www.columbiabankingsystem.com/news-market-data/event-calendar/default.aspx

About Columbia Banking System, Inc.
Columbia Banking System, Inc. (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Columbia Bank, an award-winning preeminent regional bank with offices in Arizona, California, Colorado, Idaho, Nevada, Oregon, Texas, Utah, and Washington. Columbia Bank combines the resources, sophistication, and expertise of a national bank with a commitment to deliver superior, personalized service. The bank supports consumers and businesses through a full suite of services, including retail and commercial banking, Small Business Administration lending, institutional and corporate banking, and equipment leasing. Columbia Bank customers also have access to comprehensive investment and wealth management expertise as well as healthcare and private banking through Columbia Wealth Management. Learn more at www.columbiabankingsystem.com.

3 "Non-GAAP" financial measure. See GAAP to Non-GAAP Reconciliation for additional information.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "target," "projects," "outlook," "forecast," "will," "may," "could," "should," "can" and similar references to future periods. In this press release we make forward-looking statements about strategic and growth initiatives and the result of such activity. Risks and uncertainties that could cause results to differ from forward-looking statements we make include, without limitation: current and future economic and market conditions, including the effects of declines in housing and commercial real estate prices, high unemployment rates, renewed or continued high inflation and any recession or slowdown in economic growth particularly in the western United States; economic forecast variables that are either materially worse or better than end of quarter projections and deterioration in the economy that could result in increased loan and lease losses, especially those risks associated with concentrations in real estate related loans; risks related to our acquisition of Pacific Premier (the "Transaction"), including, among others, (i) any revenue synergies from the Transaction may not be fully realized or may take longer than anticipated to be realized, and (ii) deposit attrition as a result of the Transaction; the impact of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners that could have an adverse impact on customers; our ability to effectively manage problem credits; the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the liquidity and stability of banks; changes in interest rates that could significantly reduce net interest income and negatively affect asset yields and valuations and funding sources; changes in the scope and cost of FDIC insurance and other coverage; our ability to successfully implement efficiency and operational excellence initiatives; our ability to successfully develop and market new products and technology; changes in laws or regulations; potential adverse reactions or changes to business or employee relationships; the effect of geopolitical instability, including wars, conflicts and terrorist attacks; and natural disasters and other similar unexpected events outside of our control. We also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of Columbia, market conditions, capital requirements, applicable law and regulations (including federal securities laws and federal banking and state regulations), and other factors deemed relevant by Columbia and its Board of Directors.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Consolidated Statements of Income
(Unaudited)
	Quarter Ended					% Change
($ in millions, shares in thousands)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Interest income:
Loans and leases	$699	$683	$684	$722	$619	2%	13%
Interest and dividends on investments:
Taxable	105	98	103	102	89	7%	18%
Exempt from federal income tax	11	12	12	12	8	(8)%	38%
Dividends	4	4	3	3	4	—%	—%
Temporary investments and interest bearing deposits	13	13	14	19	20	—%	(35)%
Total interest income	832	810	816	858	740	3%	12%
Interest expense:
Deposits	171	173	184	195	195	(1)%	(12)%
Securities sold under agreement to repurchase and federal funds purchased	—	1	1	1	1	(100)%	(100)%
Borrowings	38	39	30	27	30	(3)%	27%
Subordinated and junior subordinated debentures	8	8	7	8	9	—%	(11)%
Total interest expense	217	221	222	231	235	(2)%	(8)%
Net interest income	615	589	594	627	505	4%	22%
Provision for credit losses	33	27	28	23	70	22%	(53)%
Non-interest income:
Service charges on deposits	24	23	20	24	21	4%	14%
Card-based fees	17	17	15	16	15	—%	13%
Financial services and trust revenue	15	15	15	15	9	—%	67%
Residential mortgage banking revenue, net	9	7	12	7	7	29%	29%
(Loss) gain on investment securities, net	(8)	(1)	—	2	2	nm	(500)%
Gain on loan and lease sales, net	—	—	1	1	—	nm	nm
(Loss) gain on loans held for investment, at fair value	(3)	(1)	(2)	—	4	200%	(175)%
BOLI income	9	9	9	9	6	—%	50%
Other income	17	19	13	16	13	(11)%	31%
Total non-interest income	80	88	83	90	77	(9)%	4%
Non-interest expense:
Salaries and employee benefits	191	196	196	201	171	(3)%	12%
Occupancy and equipment, net	63	65	66	67	54	(3)%	17%
FDIC assessments	9	9	9	4	8	—%	13%
Intangible amortization	38	38	41	42	31	—%	23%
Merger and restructuring expense	2	9	24	39	87	(78)%	(98)%
Other expenses	67	58	58	59	42	16%	60%
Total non-interest expense	370	375	394	412	393	(1)%	(6)%
Income before provision for income taxes	292	275	255	282	119	6%	145%
Provision for income taxes	72	67	63	67	23	7%	213%
Net income	$220	$208	$192	$215	$96	6%	129%

Weighted average basic shares outstanding (in thousands)	279,221	285,558	290,933	295,376	237,838	(2)%	17%
Weighted average diluted shares outstanding (in thousands)	280,338	286,472	292,160	296,760	238,925	(2)%	17%
Earnings per common share – basic	$0.78	$0.73	$0.66	$0.72	$0.40	7%	95%
Earnings per common share – diluted	$0.78	$0.73	$0.66	$0.72	$0.40	7%	95%

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Consolidated Statements of Income
(Unaudited)
	Nine Months Ended		% Change
($ in millions, shares in thousands)	Sep 30, 2026	Sep 30, 2025	Year over Year
Interest income:
Loans and leases	$2,066	$1,736	19%
Interest and dividends on investments:
Taxable	306	238	29%
Exempt from federal income tax	35	22	59%
Dividends	11	10	10%
Temporary investments and interest bearing deposits	40	52	(23)%
Total interest income	2,458	2,058	19%
Interest expense:
Deposits	528	552	(4)%
Securities sold under agreement to repurchase and federal funds purchased	2	3	(33)%
Borrowings	107	101	6%
Subordinated and junior subordinated debentures	23	26	(12)%
Total interest expense	660	682	(3)%
Net interest income	1,798	1,376	31%
Provision for credit losses	88	127	(31)%
Non-interest income:
Service charges on deposits	67	60	12%
Card-based fees	49	42	17%
Financial services and trust revenue	45	20	125%
Residential mortgage banking revenue, net	28	24	17%
(Loss) gain on investment securities, net	(9)	4	(325)%
Gain on loan and lease sales, net	1	—	nm
(Loss) gain on loans held for investment, at fair value	(6)	11	(155)%
BOLI income	27	16	69%
Other income	49	31	58%
Total non-interest income	251	208	21%
Non-interest expense:
Salaries and employee benefits	583	471	24%
Occupancy and equipment, net	194	149	30%
FDIC assessments	27	24	13%
Intangible amortization	117	85	38%
Merger and restructuring expense	35	109	(68)%
Legal settlement	—	55	(100)%
Other expenses	183	118	55%
Total non-interest expense	1,139	1,011	13%
Income before provision for income taxes	822	446	84%
Provision for income taxes	202	111	82%
Net income	$620	$335	85%

Weighted average basic shares outstanding (in thousands)	285,128	218,694	30%
Weighted average diluted shares outstanding (in thousands)	286,246	219,712	30%
Earnings per common share – basic	$2.17	$1.53	42%
Earnings per common share – diluted	$2.16	$1.53	41%

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Consolidated Balance Sheets
(Unaudited)
						% Change
($ in millions, shares in thousands)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Assets:
Cash and due from banks	$572	$648	$577	$511	$535	(12)%	7%
Interest-bearing cash and temporary investments	1,165	1,121	1,522	1,869	1,808	4%	(36)%
Investment securities:
Equity and other, at fair value	128	126	124	113	112	2%	14%
Available for sale, at fair value	10,935	11,131	10,915	11,112	11,013	(2)%	(1)%
Held to maturity, at amortized cost	17	17	18	18	18	—%	(6)%
Loans held for sale	45	61	81	262	340	(26)%	(87)%
Loans and leases	46,915	47,166	47,697	47,776	48,462	(1)%	(3)%
Allowance for credit losses on loans and leases	(462)	(458)	(459)	(466)	(473)	1%	(2)%
Net loans and leases	46,453	46,708	47,238	47,310	47,989	(1)%	(3)%
Restricted equity securities	164	207	168	159	119	(21)%	38%
Premises and equipment, net	421	424	426	422	416	(1)%	1%
Goodwill	1,482	1,482	1,482	1,482	1,481	—%	—%
Other intangible assets, net	595	633	671	712	754	(6)%	(21)%
Bank-owned life insurance	1,234	1,227	1,222	1,218	1,199	1%	3%
Other assets	1,924	1,595	1,583	1,644	1,712	21%	12%
Total assets	$65,135	$65,380	$66,027	$66,832	$67,496	—%	(3)%
Liabilities:
Deposits
Non-interest-bearing	$17,507	$17,218	$17,635	$17,419	$17,810	2%	(2)%
Interest-bearing	35,233	34,838	35,854	36,792	37,961	1%	(7)%
Total deposits	52,740	52,056	53,489	54,211	55,771	1%	(5)%
Securities sold under agreements to repurchase	165	189	162	207	167	(13)%	(1)%
Borrowings	3,300	4,250	3,400	3,200	2,300	(22)%	43%
Junior subordinated debentures, at fair value	353	339	333	338	331	4%	7%
Subordinated and junior subordinated debentures, at amortized cost	343	97	97	97	107	254%	221%
Other liabilities	1,155	897	882	939	1,030	29%	12%
Total liabilities	58,056	57,828	58,363	58,992	59,706	—%	(3)%
Shareholders' equity:
Common stock	7,511	7,702	7,896	8,099	8,189	(2)%	(8)%
Retained earnings (accumulated deficit)	276	160	59	(26)	(131)	73%	nm
Accumulated other comprehensive loss	(708)	(310)	(291)	(233)	(268)	128%	164%
Total shareholders' equity	7,079	7,552	7,664	7,840	7,790	(6)%	(9)%
Total liabilities and shareholders' equity	$65,135	$65,380	$66,027	$66,832	$67,496	—%	(3)%

Common shares outstanding at period end (in thousands)	276,330	282,817	289,530	295,422	299,147	(2)%	(8)%

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Financial Highlights
(Unaudited)
	Quarter Ended					% Change
	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Per Common Share Data:
Dividends	$0.37	$0.37	$0.37	$0.37	$0.36	—%	3%
Book value	$25.62	$26.70	$26.47	$26.54	$26.04	(4)%	(2)%
Tangible book value (1)	$18.10	$19.22	$19.03	$19.11	$18.57	(6)%	(3)%

Performance Ratios:
Efficiency ratio (2)	53.08%	55.15%	58.03%	57.30%	67.29%	(2.07)	(14.21)
Non-interest expense to average assets (1)	2.25%	2.29%	2.41%	2.44%	2.74%	(0.04)	(0.49)
Return on average assets ("ROAA")	1.34%	1.27%	1.18%	1.27%	0.67%	0.07	0.67
Pre-provision net revenue ("PPNR") ROAA (1)	1.98%	1.85%	1.73%	1.80%	1.32%	0.13	0.66
Return on average common equity	11.78%	10.99%	10.00%	10.92%	6.19%	0.79	5.59
Return on average tangible common equity (1)	16.43%	15.29%	13.88%	15.24%	8.58%	1.14	7.85

Performance Ratios - Operating: (1)
Operating efficiency ratio, as adjusted (1), (2)	51.34%	52.92%	53.68%	51.39%	52.32%	(1.58)	(0.98)
Operating non-interest expense to average assets (1)	2.22%	2.24%	2.26%	2.20%	2.14%	(0.02)	0.08
Operating ROAA (1)	1.40%	1.33%	1.28%	1.44%	1.42%	0.07	(0.02)
Operating PPNR ROAA (1)	2.05%	1.92%	1.87%	2.02%	1.89%	0.13	0.16
Operating return on average common equity (1)	12.27%	11.46%	10.89%	12.34%	13.15%	0.81	(0.88)
Operating return on average tangible common equity (1)	17.11%	15.95%	15.11%	17.22%	18.24%	1.16	(1.13)

Average Balance Sheet Yields, Rates, & Ratios:
Yield on loans and leases	5.90%	5.77%	5.78%	5.92%	5.96%	0.13	(0.06)
Yield on earning assets (2)	5.55%	5.40%	5.44%	5.55%	5.62%	0.15	(0.07)
Cost of interest bearing deposits	1.95%	1.96%	2.04%	2.08%	2.43%	(0.01)	(0.48)
Cost of interest bearing liabilities	2.20%	2.21%	2.24%	2.27%	2.65%	(0.01)	(0.45)
Cost of total deposits	1.29%	1.32%	1.39%	1.40%	1.66%	(0.03)	(0.37)
Cost of total funding (3)	1.51%	1.55%	1.56%	1.57%	1.87%	(0.04)	(0.36)
Net interest margin (2)	4.11%	3.93%	3.96%	4.06%	3.84%	0.18	0.27
Average interest bearing cash / Average interest earning assets	2.23%	2.33%	2.59%	3.12%	3.41%	(0.10)	(1.18)
Average loans and leases / Average interest earning assets	78.54%	78.67%	78.44%	78.12%	78.39%	(0.13)	0.15
Average loans and leases / Average total deposits	89.38%	90.19%	88.58%	87.34%	88.39%	(0.81)	0.99
Average non-interest bearing deposits / Average total deposits	33.47%	32.90%	32.26%	32.45%	31.41%	0.57	2.06
Average total deposits / Average total funding (3)	92.42%	91.88%	93.58%	94.52%	93.47%	0.54	(1.05)

Select Credit & Capital Ratios:
Non-performing loans and leases to total loans and leases	0.53%	0.57%	0.55%	0.41%	0.40%	(0.04)	0.13
Non-performing assets to total assets	0.39%	0.42%	0.40%	0.30%	0.29%	(0.03)	0.10
Allowance for credit losses to loans and leases	1.02%	1.01%	1.00%	1.02%	1.01%	0.01	0.01
Total risk-based capital ratio (4)	13.8%	13.5%	13.5%	13.6%	13.4%	0.30	0.40
Common equity tier 1 risk-based capital ratio (4)	11.5%	11.7%	11.7%	11.8%	11.6%	(0.20)	(0.10)

(1) See GAAP to Non-GAAP Reconciliation.
(2) Tax-exempt interest was adjusted to a taxable equivalent basis using a 21% tax rate.
(3) Total funding = total deposits + total borrowings.
(4) Estimated holding company ratios.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Financial Highlights
(Unaudited)
	Nine Months Ended		% Change
	Sep 30, 2026	Sep 30, 2025	Year over Year
Per Common Share Data:
Dividends	$1.11	$1.08	2.78%

Performance Ratios:
Efficiency ratio (2)	55.40%	63.66%	(8.26)
Non-interest expense to average assets (1)	2.32%	2.54%	(0.22)
Return on average assets	1.26%	0.84%	0.42
PPNR ROAA (1)	1.85%	1.44%	0.41
Return on average common equity	10.92%	8.06%	2.86
Return on average tangible common equity (1)	15.19%	11.22%	3.97

Performance Ratios - Operating: (1)
Operating efficiency ratio, as adjusted (1), (2)	52.63%	53.07%	(0.44)
Operating non-interest expense to average assets (1)	2.24%	2.12%	0.12
Operating ROAA (1)	1.33%	1.26%	0.07
Operating PPNR ROAA (1)	1.95%	1.81%	0.14
Operating return on average common equity (1)	11.53%	12.10%	(0.57)
Operating return on average tangible common equity (1)	16.04%	16.85%	(0.81)

Average Balance Sheet Yields, Rates, & Ratios:
Yield on loans and leases	5.82%	5.96%	(0.14)
Yield on earning assets (2)	5.46%	5.58%	(0.12)
Cost of interest bearing deposits	1.99%	2.49%	(0.50)
Cost of interest bearing liabilities	2.22%	2.74%	(0.52)
Cost of total deposits	1.33%	1.70%	(0.37)
Cost of total funding (3)	1.54%	1.94%	(0.40)
Net interest margin (2)	4.00%	3.73%	0.27
Average interest bearing cash / Average interest earning assets	2.38%	3.18%	(0.80)
Average loans and leases / Average interest earning assets	78.55%	78.64%	(0.09)
Average loans and leases / Average total deposits	89.37%	89.55%	(0.18)
Average non-interest bearing deposits / Average total deposits	32.88%	31.51%	1.37
Average total deposits / Average total funding (3)	92.63%	92.46%	0.17

(1) See GAAP to Non-GAAP Reconciliation.
(2) Tax-exempt interest was adjusted to a taxable equivalent basis using a 21% tax rate.
(3) Total funding = Total deposits + Total borrowings.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Loan & Lease Portfolio Balances and Mix
(Unaudited)
	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	% Change
($ in millions)	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Loans and leases:
Commercial real estate: (1)
Non-owner occupied term	$7,338	$7,584	$8,113	$8,206	$8,444	(3)%	(13)%
Owner occupied term	7,219	7,405	7,258	7,314	7,361	(3)%	(2)%
Multifamily	9,937	10,122	10,173	10,281	10,377	(2)%	(4)%
Construction & development	1,642	1,529	1,670	1,707	2,071	7%	(21)%
Residential development	361	369	373	362	367	(2)%	(2)%
Commercial:
Term	7,097	7,004	6,887	6,713	6,590	1%	8%
Lines of credit & other	4,055	3,794	3,804	3,643	3,582	7%	13%
Leases & equipment finance	1,618	1,617	1,619	1,599	1,614	—%	—%
Residential:
Mortgage	5,313	5,402	5,483	5,624	5,722	(2)%	(7)%
Home equity loans & lines	2,179	2,176	2,147	2,149	2,153	—%	1%
Consumer & other	156	164	170	178	181	(5)%	(14)%
Total loans and leases, net of deferred fees and costs	$46,915	$47,166	$47,697	$47,776	$48,462	(1)%	(3)%

Loans and leases mix:
Commercial real estate: (1)
Non-owner occupied term	16%	16%	17%	17%	18%
Owner occupied term	16%	16%	15%	15%	15%
Multifamily	21%	22%	21%	22%	21%
Construction & development	3%	3%	4%	4%	4%
Residential development	1%	1%	1%	1%	1%
Commercial:
Term	15%	15%	15%	14%	14%
Lines of credit & other	9%	8%	8%	8%	7%
Leases & equipment finance	3%	3%	3%	3%	3%
Residential:
Mortgage	11%	11%	11%	12%	12%
Home equity loans & lines	5%	5%	5%	4%	4%
Consumer & other	—%	—%	—%	—%	1%
Total	100%	100%	100%	100%	100%

(1) During the three months ended June 30, 2026, the Company aligned the presentation of certain loans with its established loan classification methodology. This resulted in approximately $174 million of loans being reported within different commercial real estate loan categories, primarily multifamily loans, with a corresponding decrease in non-owner occupied term loans.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Deposit Portfolio Balances and Mix
(Unaudited)
	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	% Change
($ in millions)	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Deposits:
Demand, non-interest bearing	$17,507	$17,218	$17,635	$17,419	$17,810	2%	(2)%
Demand, interest bearing	11,616	11,093	10,860	10,763	11,675	5%	(1)%
Money market	16,935	16,415	16,843	17,013	16,816	3%	1%
Savings	2,375	2,392	2,437	2,442	2,504	(1)%	(5)%
Time	4,307	4,938	5,714	6,574	6,966	(13)%	(38)%
Total	$52,740	$52,056	$53,489	$54,211	$55,771	1%	(5)%

Total core deposits (1)	$50,644	$49,488	$50,245	$50,174	$51,535	2%	(2)%

Deposit mix:
Demand, non-interest bearing	33%	33%	33%	32%	32%
Demand, interest bearing	22%	21%	20%	20%	21%
Money market	32%	32%	31%	31%	30%
Savings	5%	5%	5%	5%	5%
Time	8%	9%	11%	12%	12%
Total	100%	100%	100%	100%	100%

(1) Core deposits are defined as total deposits less time deposits greater than $250,000 and all brokered deposits.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Credit Quality – Non-performing Assets
(Unaudited)
	Quarter Ended					% Change
($ in millions)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Non-performing assets: (1)
Loans and leases on non-accrual status:
Commercial real estate	$84	$96	$91	$50	$53	(13)%	58%
Commercial	73	84	96	66	67	(13)%	9%
Total loans and leases on non-accrual status	157	180	187	116	120	(13)%	31%
Loans and leases past due 90+ days and accruing: (2)
Commercial real estate	1	4	3	2	—	(75)%	nm
Commercial	16	4	2	8	5	300%	220%
Residential (2)	76	80	69	72	71	(5)%	7%
Total loans and leases past due 90+ days and accruing (2)	93	88	74	82	76	6%	22%
Total non-performing loans and leases (1), (2)	250	268	261	198	196	(7)%	28%
Other real estate owned	5	5	3	2	3	0%	67%
Total non-performing assets (1), (2)	$255	$273	$264	$200	$199	(7)%	28%

Loans and leases past due 31-89 days	$95	$125	$168	$94	$85	(24)%	12%
Loans and leases past due 31-89 days to total loans and leases	0.20%	0.27%	0.35%	0.20%	0.18%	(0.07)	0.02
Non-performing loans and leases to total loans and leases (1), (2)	0.53%	0.57%	0.55%	0.41%	0.40%	(0.04)	0.13
Non-performing assets to total assets (1), (2)	0.39%	0.42%	0.40%	0.30%	0.29%	(0.03)	0.10
Non-accrual loans and leases to total loans and leases(2)	0.33%	0.38%	0.39%	0.24%	0.25%	(0.05)	0.08

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

(1) Non-accrual and 90+ days past due loans include government guarantees of $71 million, $78 million, $88 million, $79 million, and $70 million at September 30, 2026, June 30, 2026, March 31, 2026, December 31, 2025, and September 30, 2025, respectively.

(2) Excludes certain mortgage loans that carry a government guarantee, which Columbia has the unilateral right to repurchase but has not done so, totaling $4 million, $4 million, $4 million, $3 million, and $2 million at September 30, 2026, June 30, 2026, March 31, 2026, December 31, 2025, and September 30, 2025, respectively.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Credit Quality – Allowance for Credit Losses
(Unaudited)
	Quarter Ended					% Change
($ in millions)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Allowance for credit losses on loans and leases (ACLLL)
Balance, beginning of period	$458	$459	$466	$473	$421	0%	9%
Initial ACL recorded for PCD loans acquired during the period	—	—	—	—	5	nm	(100)%
Provision for credit losses on loans and leases	32	29	28	23	69	10%	(54)%
Charge-offs
Commercial real estate	—	(1)	—	(8)	(3)	nm	nm
Commercial	(33)	(32)	(39)	(23)	(22)	3%	50%
Residential	—	—	—	(1)	—	nm	nm
Consumer & other	(3)	(2)	(1)	(1)	(2)	50%	50%
Total charge-offs	(36)	(35)	(40)	(33)	(27)	3%	33%
Recoveries
Commercial real estate	1	—	—	—	—	nm	nm
Commercial	7	4	4	3	4	75%	75%
Residential	—	—	—	—	—	nm	nm
Consumer & other	—	1	1	—	1	(100)%	(100)%
Total recoveries	8	5	5	3	5	60%	60%
Net charge-offs
Commercial real estate	1	(1)	—	(8)	(3)	nm	nm
Commercial	(26)	(28)	(35)	(20)	(18)	(7)%	44%
Residential	—	—	—	(1)	—	nm	nm
Consumer & other	(3)	(1)	—	(1)	(1)	200%	200%
Total net charge-offs	(28)	(30)	(35)	(30)	(22)	(7)%	27%
Balance, end of period	$462	$458	$459	$466	$473	1%	(2)%
Reserve for unfunded commitments
Balance, beginning of period	$17	$19	$19	$19	$18	(11)%	(6)%
(Recapture) provision for credit losses on unfunded commitments	1	(2)	—	—	1	nm	0%
Balance, end of period	18	17	19	19	19	6%	(5)%
Total Allowance for credit losses (ACL)	$480	$475	$478	$485	$492	1%	(2)%

Net charge-offs to average loans and leases (annualized)	0.24%	0.25%	0.30%	0.25%	0.22%	(0.01)	0.02
Recoveries to gross charge-offs	22.22%	14.29%	12.50%	9.09%	18.52%	7.93	3.70
ACLLL to loans and leases	0.98%	0.97%	0.96%	0.98%	0.98%	0.01	—
ACL to loans and leases	1.02%	1.01%	1.00%	1.02%	1.01%	0.01	0.01

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Credit Quality – Allowance for Credit Losses
(Unaudited)
	Nine Months Ended		% Change
($ in millions)	Sep 30, 2026	Sep 30, 2025	Year over Year
Allowance for credit losses on loans and leases (ACLLL)
Balance, beginning of period	$466	$425	10%
Initial ACL recorded for PCD loans acquired during the period	—	5	(100)%
Provision for credit losses on loans and leases	89	124	(28)%
Charge-offs
Commercial real estate	(1)	(3)	(67)%
Commercial	(104)	(88)	18%
Residential	—	(1)	nm
Consumer & other	(6)	(4)	50%
Total charge-offs	(111)	(96)	16%
Recoveries
Commercial real estate	1	—	nm
Commercial	15	13	15%
Residential	—	—	nm
Consumer & other	2	2	0%
Total recoveries	18	15	20%
Net charge-offs
Commercial real estate	—	(3)	nm
Commercial	(89)	(75)	19%
Residential	—	(1)	nm
Consumer & other	(4)	(2)	100%
Total net charge-offs	(93)	(81)	15%
Balance, end of period	$462	$473	(2)%
Reserve for unfunded commitments
Balance, beginning of period	$19	$16	19%
(Recapture) provision for credit losses on unfunded commitments	(1)	3	(133)%
Balance, end of period	18	19	(5)%
Total Allowance for credit losses (ACL)	$480	$492	(2)%

Net charge-offs to average loans and leases (annualized)	0.26%	0.28%	(0.02)
Recoveries to gross charge-offs	16.22%	15.63%	0.59

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Consolidated Average Balance Sheets, Net Interest Income, and Yields/Rates
(Unaudited)
	Quarter Ended
	September 30, 2026			June 30, 2026			September 30, 2025
($ in millions)	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
INTEREST-EARNING ASSETS:
Loans held for sale	$57	$1	6.39%	$66	$—	6.86%	$80	$1	7.14%
Loans and leases (1)	46,951	698	5.90%	47,419	683	5.77%	41,164	618	5.96%
Taxable securities	10,251	109	4.27%	10,173	102	3.97%	8,523	93	4.35%
Non-taxable securities (2)	1,188	13	4.75%	1,219	15	4.63%	950	10	4.26%
Temporary investments and interest-bearing cash	1,333	13	3.74%	1,402	13	3.71%	1,793	20	4.40%
Total interest-earning assets (1), (2)	59,780	$834	5.55%	60,279	$813	5.40%	52,510	$742	5.62%
Goodwill and other intangible assets	2,096			2,136			1,719
Other assets	3,241			3,217			2,594
Total assets	$65,117			$65,632			$56,823
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	$11,373	$48	1.70%	$11,002	$45	1.65%	$9,630	$53	2.17%
Money market deposits	16,578	89	2.11%	16,658	87	2.10%	13,476	83	2.46%
Savings deposits	2,392	1	0.16%	2,413	1	0.14%	2,358	1	0.16%
Time deposits	4,605	33	2.89%	5,205	40	3.03%	6,481	58	3.57%
Total interest-bearing deposits	34,948	171	1.95%	35,278	173	1.96%	31,945	195	2.43%
Repurchase agreements and federal funds purchased	173	—	1.75%	163	1	1.65%	176	1	2.15%
Borrowings	3,664	38	4.02%	4,050	39	3.90%	2,648	30	4.54%
Subordinated and junior subordinated debentures	471	8	6.99%	431	8	7.07%	430	9	7.99%
Total interest-bearing liabilities	39,256	$217	2.20%	39,922	$221	2.21%	35,199	$235	2.65%
Non-interest-bearing deposits	17,584			17,301			14,627
Other liabilities	870			815			840
Total liabilities	57,710			58,038			50,666
Common equity	7,407			7,594			6,157
Total liabilities and shareholders' equity	$65,117			$65,632			$56,823
NET INTEREST INCOME (2)		$617			$592			$507
NET INTEREST SPREAD (2)			3.35%			3.19%			2.97%
NET INTEREST INCOME TO EARNING ASSETS OR NET INTEREST MARGIN (1), (2)			4.11%			3.93%			3.84%
(1)Non-accrual loans and leases are included in the average balance.
(2)Tax-exempt income was adjusted to a tax equivalent basis at a 21% tax rate. The amount of such adjustment was an addition to recorded income of approximately $2 million for the three months ended September 30, 2026, as compared to $3 million for the three months ended June 30, 2026 and $2 million for the three months ended September 30, 2025.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Consolidated Average Balance Sheets, Net Interest Income, and Yields/Rates
(Unaudited)
	Nine Months Ended
	September 30, 2026			September 30, 2025
($ in millions)	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
INTEREST-EARNING ASSETS:
Loans held for sale	$104	$4	5.78%	$69	$3	6.74%
Loans and leases (1)	47,358	2,062	5.82%	38,843	1,733	5.96%
Taxable securities	10,174	317	4.15%	8,053	248	4.11%
Non-taxable securities (2)	1,220	42	4.63%	856	26	4.04%
Temporary investments and interest-bearing cash	1,437	40	3.69%	1,570	52	4.44%
Total interest-earning assets (1), (2)	60,293	$2,465	5.46%	49,391	$2,062	5.58%
Goodwill and other intangible assets	2,136			1,565
Other assets	3,222			2,340
Total assets	$65,651			$53,296
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	$11,054	$136	1.65%	$8,832	$147	2.23%
Money market deposits	16,694	264	2.11%	12,295	225	2.44%
Savings deposits	2,416	3	0.14%	2,332	2	0.13%
Time deposits	5,402	125	3.10%	6,249	178	3.81%
Total interest-bearing deposits	35,566	528	1.99%	29,708	552	2.49%
Repurchase agreements and federal funds purchased	174	2	1.76%	192	3	2.09%
Borrowings	3,597	107	3.96%	2,913	101	4.63%
Subordinated and junior subordinated debentures	446	23	7.03%	432	26	7.99%
Total interest-bearing liabilities	39,783	$660	2.22%	33,245	$682	2.74%
Non-interest-bearing deposits	17,422			13,668
Other liabilities	852			826
Total liabilities	58,057			47,739
Common equity	7,594			5,557
Total liabilities and shareholders' equity	$65,651			$53,296
NET INTEREST INCOME (2)		$1,805			$1,380
NET INTEREST SPREAD (2)			3.24%			2.84%
NET INTEREST INCOME TO EARNING ASSETS OR NET INTEREST MARGIN (1), (2)			4.00%			3.73%

(1)Non-accrual loans and leases are included in the average balance.
(2)Tax-exempt income was adjusted to a tax equivalent basis at a 21% tax rate. The amount of such adjustment was an addition to recorded income of approximately $7 million for the nine months ended September 30, 2026, as compared to $4 million for the same period in 2025.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Residential Mortgage Banking Activity
(Unaudited)
	Quarter Ended					%
($ in millions)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Residential mortgage banking revenue:
Origination and sale	$5	$6	$5	$5	$5	(17)%	—%
Servicing	6	5	6	6	5	20%	20%
Change in fair value of MSR asset:
Changes due to collection/realization of expected cash flows over time	(3)	(3)	(3)	(3)	(3)	—%	—%
Changes due to valuation inputs or assumptions	13	1	6	(1)	—	nm	nm
MSR hedge (loss) gain	(12)	(2)	(2)	—	—	500%	nm
Total	$9	$7	$12	$7	$7	29%	29%

Closed loan volume for sale	$172	$195	$171	$176	$166	(12)%	4%
Gain on sale margin	2.91%	3.08%	2.92%	2.84%	3.01%	-0.17	-0.10

Residential mortgage servicing rights:
Balance, beginning of period	$105	$105	$99	$101	$103	—%	2%
Additions for new MSR capitalized	3	2	3	2	1	50%	200%
Change in fair value of MSR asset:
Changes due to collection/realization of expected cash flows over time	(3)	(3)	(3)	(3)	(3)	—%	—%
Changes due to valuation inputs or assumptions	13	1	6	(1)	—	nm	nm
Balance, end of period	$118	$105	$105	$99	$101	12%	17%

Residential mortgage loans serviced for others	$7,686	$7,734	$7,812	$7,755	$7,797	(1)%	(1)%
MSR as % of serviced portfolio	1.54%	1.36%	1.34%	1.28%	1.30%	0.18	0.24

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
Residential Mortgage Banking Activity
(Unaudited)
	Nine Months Ended		% Change
($ in millions)	Sep 30, 2026	Sep 30, 2025	Year over Year
Residential mortgage banking revenue:
Origination and sale	$16	$14	14%
Servicing	17	17	0%
Change in fair value of MSR asset:
Changes due to collection/realization of expected cash flows over time	(9)	(9)	0%
Changes due to valuation inputs or assumptions	20	(3)	nm
MSR hedge (loss) gain	(16)	5	(420)%
Total	$28	$24	17%

Closed loan volume for sale	$538	$466	15%
Gain on sale margin	2.97%	3.00%	(0.03)

Residential mortgage servicing rights:
Balance, beginning of period	$99	$108	(8)%
Additions for new MSR capitalized	8	5	60%
Change in fair value of MSR asset:
Changes due to collection/realization of expected cash flows over time	(9)	(9)	0%
Changes due to valuation inputs or assumptions	20	(3)	nm
Balance, end of period	$118	$101	17%

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America ("GAAP"), this press release contains certain non-GAAP financial measures. The Company believes presenting certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends, and our financial position. We utilize these measures for internal planning and forecasting purposes, and operating pre-provision net revenue and operating return on tangible common equity are also used as part of our incentive compensation program for our executive officers. We, as well as securities analysts, investors, and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitution for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Columbia Banking System, Inc.
GAAP to Non-GAAP Reconciliation
Tangible Capital, as adjusted
(Unaudited)
		Quarter Ended					% Change
($ in millions, except per-share data)		Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Total shareholders' equity	a	$7,079	$7,552	$7,664	$7,840	$7,790	(6)%	(9)%
Less: Goodwill		1,482	1,482	1,482	1,482	1,481	—%	—%
Less: Other intangible assets, net		595	633	671	712	754	(6)%	(21)%
Tangible common shareholders' equity	b	$5,002	$5,437	$5,511	$5,646	$5,555	(8)%	(10)%

Total assets	c	$65,135	$65,380	$66,027	$66,832	$67,496	—%	(3)%
Less: Goodwill		1,482	1,482	1,482	1,482	1,481	—%	—%
Less: Other intangible assets, net		595	633	671	712	754	(6)%	(21)%
Tangible assets	d	$63,058	$63,265	$63,874	$64,638	$65,261	—%	(3)%
Common shares outstanding at period end (in thousands)	e	276,330	282,817	289,530	295,422	299,147	(2)%	(8)%

Total shareholders' equity to total assets ratio	a / c	10.87%	11.55%	11.61%	11.73%	11.54%	(0.68)	(0.67)
Tangible common equity to tangible assets ratio	b / d	7.93%	8.59%	8.63%	8.73%	8.51%	(0.66)	(0.58)
Book value per common share	a / e	$25.62	$26.70	$26.47	$26.54	$26.04	(4)%	(2)%
Tangible book value per common share	b / e	$18.10	$19.22	$19.03	$19.11	$18.57	(6)%	(3)%

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
GAAP to Non-GAAP Reconciliation - Continued
Income Statements, as adjusted
(Unaudited)
		Quarter Ended					% Change
($ in millions)		Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Non-Interest Income Adjustments
(Loss) gain on investment securities, net		$(8)	$(1)	$—	$2	$2	nm	(500)%
Gain (loss) on swap derivatives		3	—	—	1	(1)	nm	nm
(Loss) gain on loans held for investment, at fair value		(3)	(1)	(2)	—	4	200%	(175)%
Change in fair value of MSR due to valuation inputs or assumptions		13	1	6	(1)	—	nm	nm
MSR hedge loss		(12)	(2)	(2)	—	—	500%	nm
Total non-interest income adjustments	a	$(7)	$(3)	$2	$2	$5	133%	(240)%

Non-Interest Expense Adjustments
Merger and restructuring expense		$2	$9	$24	$39	$87	(78)%	(98)%
Exit and disposal costs		3	—	1	1	—	nm	nm
FDIC special assessment		—	—	—	(5)	(1)	nm	nm
Legal settlement and other non-operating expense		—	—	—	4	—	nm	nm
Total non-interest expense adjustments	b	$5	$9	$25	$39	$86	(44)%	(94)%

Net interest income	c	$615	$589	$594	$627	$505	4%	22%

Non-interest income (GAAP)	d	$80	$88	$83	$90	$77	(9)%	4%
Less: Non-interest income adjustments	a	7	3	(2)	(2)	(5)	133%	nm
Operating non-interest income (non-GAAP)	e	$87	$91	$81	$88	$72	(4)%	21%

Revenue (GAAP)	f=c+d	$695	$677	$677	$717	$582	3%	19%
Operating revenue (non-GAAP)	g=c+e	$702	$680	$675	$715	$577	3%	22%

Non-interest expense (GAAP)	h	$370	$375	$394	$412	$393	(1)%	(6)%
Less: Non-interest expense adjustments	b	(5)	(9)	(25)	(39)	(86)	(44)%	(94)%
Operating non-interest expense (non-GAAP)	i	$365	$366	$369	$373	$307	—%	19%

Net income (GAAP)	j	$220	$208	$192	$215	$96	6%	129%
Provision for income taxes		72	67	63	67	23	7%	213%
Income before provision for income taxes		292	275	255	282	119	6%	145%
Provision for credit losses		33	27	28	23	70	22%	(53)%
Pre-provision net revenue (PPNR) (non-GAAP)	k	325	302	283	305	189	8%	72%
Less: Non-interest income adjustments	a	7	3	(2)	(2)	(5)	133%	nm
Add: Non-interest expense adjustments	b	5	9	25	39	86	(44)%	(94)%
Operating PPNR (non-GAAP)	l	$337	$314	$306	$342	$270	7%	25%

Net income (GAAP)	j	$220	$208	$192	$215	$96	6%	129%
Acquisition-related provision expense		—	—	—	—	70	nm	(100)%
Less: Non-interest income adjustments	a	7	3	(2)	(2)	(5)	133%	nm
Add: Non-interest expense adjustments	b	5	9	25	39	86	(44)%	(94)%
Tax effect of adjustments		(3)	(3)	(6)	(9)	(43)	—%	(93)%
Operating net income (non-GAAP)	m	$229	$217	$209	$243	$204	6%	12%

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
GAAP to Non-GAAP Reconciliation - Continued
Average Balances, Earnings Per Share, and Performance Metrics, as adjusted
(Unaudited)
		Quarter Ended					% Change
($ in millions, shares in thousands)		Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Average assets	n	$65,117	$65,632	$66,215	$67,114	$56,823	(1)%	15%
Less: Average goodwill and other intangible assets, net		2,096	2,136	2,175	2,217	1,719	(2)%	22%
Average tangible assets	o	$63,021	$63,496	$64,040	$64,897	$55,104	(1)%	14%

Average common shareholders' equity	p	$7,407	$7,594	$7,786	$7,814	$6,157	(2)%	20%
Less: Average goodwill and other intangible assets, net		2,096	2,136	2,175	2,217	1,719	(2)%	22%
Average tangible common equity	q	$5,311	$5,458	$5,611	$5,597	$4,438	(3)%	20%

Weighted average basic shares outstanding (in thousands)	r	279,221	285,558	290,933	295,376	237,838	(2)%	17%
Weighted average diluted shares outstanding (in thousands)	s	280,338	286,472	292,160	296,760	238,925	(2)%	17%

Select Per-Share & Performance Metrics
Earnings per share - basic	j / r	$0.78	$0.73	$0.66	$0.72	$0.40	7%	95%
Earnings per share - diluted	j / s	$0.78	$0.73	$0.66	$0.72	$0.40	7%	95%
Efficiency ratio (1)	h / f	53.08%	55.15%	58.03%	57.30%	67.29%	(2.07)	(14.21)
Non-interest expense to average assets	h / n	2.25%	2.29%	2.41%	2.44%	2.74%	(0.04)	(0.49)
Return on average assets	j / n	1.34%	1.27%	1.18%	1.27%	0.67%	0.07	0.67
Return on average tangible assets	j / o	1.38%	1.31%	1.22%	1.31%	0.69%	0.07	0.69
PPNR return on average assets	k / n	1.98%	1.85%	1.73%	1.80%	1.32%	0.13	0.66
Return on average common equity	j / p	11.78%	10.99%	10.00%	10.92%	6.19%	0.79	5.59
Return on average tangible common equity	j / q	16.43%	15.29%	13.88%	15.24%	8.58%	1.14	7.85

Operating Per-Share & Performance Metrics
Operating earnings per share - basic	m / r	$0.82	$0.76	$0.72	$0.82	$0.86	8%	(5)%
Operating earnings per share - diluted	m / s	$0.82	$0.76	$0.72	$0.82	$0.85	8%	(4)%
Operating efficiency ratio, as adjusted (1)	u / y	51.34%	52.92%	53.68%	51.39%	52.32%	(1.58)	(0.98)
Operating non-interest expense to average assets	i / n	2.22%	2.24%	2.26%	2.20%	2.14%	(0.02)	0.08
Operating return on average assets	m / n	1.40%	1.33%	1.28%	1.44%	1.42%	0.07	(0.02)
Operating return on average tangible assets	m / o	1.44%	1.37%	1.32%	1.49%	1.47%	0.07	(0.03)
Operating PPNR return on average assets	l / n	2.05%	1.92%	1.87%	2.02%	1.89%	0.13	0.16
Operating return on average common equity	m / p	12.27%	11.46%	10.89%	12.34%	13.15%	0.81	(0.88)
Operating return on average tangible common equity	m / q	17.11%	15.95%	15.11%	17.22%	18.24%	1.16	(1.13)

(1) Tax-exempt interest was adjusted to a taxable equivalent basis using a 21% tax rate and added to stated revenue for this calculation.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
GAAP to Non-GAAP Reconciliation - Continued
Operating Efficiency Ratio, as adjusted
(Unaudited)
		Quarter Ended					% Change
($ in millions)		Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Seq. Quarter	Year over Year
Non-interest expense (GAAP)	h	$370	$375	$394	$412	$393	(1)%	(6)%
Less: Non-interest expense adjustments	b	(5)	(9)	(25)	(39)	(86)	(44)%	(94)%
Operating non-interest expense (non-GAAP)	i	365	366	369	373	307	—%	19%
Less: B&O taxes	t	(2)	(3)	(4)	(3)	(3)	(33)%	(33)%
Operating non-interest expense, excluding B&O taxes (non-GAAP)	u	$363	$363	$365	$370	$304	—%	19%

Net interest income (tax equivalent) (1)	v	$617	$592	$596	$629	$507	4%	22%
Non-interest income (GAAP)	d	80	88	83	90	77	(9)%	4%
Add: BOLI tax equivalent adjustment (1)	w	3	3	3	3	2	—%	50%
Total Revenue, excluding BOLI tax equivalent adjustments (tax equivalent)	x	700	683	682	722	586	2%	19%
Less: Non-interest income adjustments	a	7	3	(2)	(2)	(5)	133%	nm
Total Adjusted Operating Revenue, excluding BOLI tax equivalent adjustments (tax equivalent) (non-GAAP)	y	$707	$686	$680	$720	$581	3%	22%

Efficiency ratio (1)	h / f	53.08%	55.15%	58.03%	57.30%	67.29%	(2.07)	(14.21)
Operating efficiency ratio, as adjusted (non-GAAP) (1)	u / y	51.34%	52.92%	53.68%	51.39%	52.32%	(1.58)	(0.98)

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."
(1) Tax-exempt income was adjusted to a taxable equivalent basis using a 21% tax rate and added to stated revenue for this calculation.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
GAAP to Non-GAAP Reconciliation - Continued
Income Statements, as adjusted
(Unaudited)
		Nine Months Ended		% Change
($ in millions)		Sep 30, 2026	Sep 30, 2025	Year over Year
Non-Interest Income Adjustments
(Loss) gain on investment securities, net		$(9)	$4	(325)%
Gain (loss) on swap derivatives		3	(3)	nm
(Loss) gain on loans held for investment, at fair value		(6)	11	(155)%
Change in fair value of MSR due to valuation inputs or assumptions		20	(3)	nm
MSR hedge (loss) gain		(16)	5	(420)%
Total non-interest income adjustments	a	$(8)	$14	(157)%

Non-Interest Expense Adjustments
Merger and restructuring expense		$35	$109	(68)%
Exit and disposal costs		4	1	300%
FDIC special assessment		—	(1)	nm
Legal settlement and other non-operating expense		—	55	(100)%
Total non-interest expense adjustments	b	$39	$164	(76)%

Net interest income	c	$1,798	$1,376	31%

Non-interest income (GAAP)	d	$251	$208	21%
Less: Non-interest income adjustments	a	8	(14)	nm
Operating non-interest income (non-GAAP)	e	$259	$194	34%

Revenue (GAAP)	f=c+d	$2,049	$1,584	29%
Operating revenue (non-GAAP)	g=c+e	$2,057	$1,570	31%

Non-interest expense (GAAP)	h	$1,139	$1,011	13%
Less: Non-interest expense adjustments	b	(39)	(164)	(76)%
Operating non-interest expense (non-GAAP)	i	$1,100	$847	30%

Net income (GAAP)	j	$620	$335	85%
Provision for income taxes		202	111	82%
Income before provision for income taxes		822	446	84%
Provision for credit losses		88	127	(31)%
Pre-provision net revenue (PPNR) (non-GAAP)	k	910	573	59%
Less: Non-interest income adjustments	a	8	(14)	nm
Add: Non-interest expense adjustments	b	39	164	(76)%
Operating PPNR (non-GAAP)	l	$957	$723	32%

Net income (GAAP)	j	$620	$335	85%
Less: Non-interest income adjustments	a	8	(14)	nm
Add: Non-interest expense adjustments	b	39	164	(76)%
Tax effect of adjustments		(12)	(52)	(77)%
Operating net income (non-GAAP)	m	$655	$503	30%
nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
GAAP to Non-GAAP Reconciliation - Continued
Average Balances, Earnings Per Share, and Performance Metrics, as adjusted
(Unaudited)
		Nine Months Ended		% Change
($ in millions, shares in thousands)		Sep 30, 2026	Sep 30, 2025	Year over Year
Average assets	n	$65,651	$53,296	23%
Less: Average goodwill and other intangible assets, net		2,136	1,565	36%
Average tangible assets	o	$63,515	$51,731	23%

Average common shareholders' equity	p	$7,594	$5,557	37%
Less: Average goodwill and other intangible assets, net		2,136	1,565	36%
Average tangible common equity	q	$5,458	$3,992	37%

Weighted average basic shares outstanding	r	285,128	218,694	30%
Weighted average diluted shares outstanding	s	286,246	219,712	30%

Select Per-Share & Performance Metrics
Earnings per share - basic	j / r	$2.17	$1.53	42%
Earnings per share - diluted	j / s	$2.16	$1.53	41%
Efficiency ratio (1)	h / f	55.40%	63.66%	(8.26)
Non-interest expense to average assets	h/n	2.32%	2.54%	(0.22)
Return on average assets	j / n	1.26%	0.84%	0.42
Return on average tangible assets	j / o	1.31%	0.87%	0.44
PPNR return on average assets	k/n	1.85%	1.44%	0.41
Return on average common equity	j / p	10.92%	8.06%	2.86
Return on average tangible common equity	j / q	15.19%	11.22%	3.97

Operating Per-Share & Performance Metrics
Operating earnings per share - basic	m / r	$2.30	$2.30	—%
Operating earnings per share - diluted	m / s	$2.29	$2.29	—%
Operating efficiency ratio, as adjusted (1)	u / y	52.63%	53.07%	(0.44)
Operating non-interest expense to average assets	i/n	2.24%	2.12%	0.12
Operating return on average assets	m / n	1.33%	1.26%	0.07
Operating return on average tangible assets	m / o	1.38%	1.30%	0.08
Operating PPNR return on average assets	l / n	1.95%	1.81%	0.14
Operating return on average common equity	m / p	11.53%	12.10%	(0.57)
Operating return on average tangible common equity	m / q	16.04%	16.85%	(0.81)

(1) Tax-exempt interest was adjusted to a taxable equivalent basis using a 21% tax rate and added to stated revenue for this calculation.

Columbia Banking System, Inc. Reports Third Quarter 2026 Results
October 22, 2026

Columbia Banking System, Inc.
GAAP to Non-GAAP Reconciliation - Continued
Operating Efficiency Ratio, as adjusted
(Unaudited)
		Nine Months Ended		% change
($ in millions)		Sep 30, 2026	Sep 30, 2025	Year over Year
Non-interest expense (GAAP)	h	$1,139	$1,011	13%
Less: Non-interest expense adjustments	b	(39)	(164)	(76)%
Operating non-interest expense (non-GAAP)	i	1,100	847	30%
Less: B&O taxes	t	(9)	(9)	—%
Operating non-interest expense, excluding B&O taxes (non-GAAP)	u	$1,091	$838	30%

Net interest income (tax equivalent) (1)	v	$1,805	$1,380	31%
Non-interest income (GAAP)	d	251	208	21%
Add: BOLI tax equivalent adjustment (1)	w	9	5	80%
Total Revenue, excluding BOLI tax equivalent adjustments (tax equivalent)	x	2,065	1,593	30%
Less: Non-interest income adjustments	a	8	(14)	nm
Total Adjusted Operating Revenue, excluding BOLI tax equivalent adjustments (tax equivalent) (non-GAAP)	y	$2,073	$1,579	31%

Efficiency ratio (1)	h /f	55.40%	63.66%	(8.26)
Operating efficiency ratio, as adjusted (non-GAAP) (1)	u / y	52.63%	53.07%	(0.44)

nm = Percentage changes greater than +/-500% are considered not meaningful and are presented as "nm."
(1) Tax-exempt income was adjusted to a taxable equivalent basis using a 21% tax rate and added to stated revenue for this calculation.